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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
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/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
MARTEN TRANSPORT, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Dear Stockholder:

    You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Marten Transport, Ltd. The meeting will be held on Tuesday, May 8, 2001, at 4:00 p.m. C.S.T., at the Ramada Conference Center, 1202 West Clairemont Avenue, Eau Claire, Wisconsin.

    We suggest that you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

    We hope you will attend the Annual Meeting. Whether or not you attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting.

                      Very truly yours,

                      Randolph L. Marten
                       Chairman of the Board and President

April 4th, 2001

MARTEN TRANSPORT, LTD.
129 Marten Street
Mondovi, Wisconsin 54755

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2001

TO THE STOCKHOLDERS OF MARTEN TRANSPORT, LTD.:

    The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on Tuesday, May 8, 2001, at 4:00 p.m. C.S.T., at the Ramada Conference Center, 1202 West Clairemont Avenue, Eau Claire, Wisconsin, for the following purposes:

  1.
  To elect six directors to serve for the next year or until their successors are elected and qualified.

  2.
  To consider and vote on a proposal to confirm the selection of Arthur Andersen LLP as our independent auditors for 2001.

  3.
  To transact other business if properly brought before the Annual Meeting or any adjournment thereof.

    Only stockholders of record as shown on the books of the Company at the close of business on March 23, 2001, will be entitled to vote at the Annual Meeting or any adjournment thereof.

                      By Order of the Board of Directors

                      Thomas A. Letscher
                       Secretary

April 4th, 2001

MARTEN TRANSPORT, LTD.
129 Marten Street
Mondovi, Wisconsin 54755

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2001

INTRODUCTION

    The Annual Meeting of Stockholders of Marten Transport, Ltd. (the "Company") will be held on May 8, 2001, at 4:00 p.m. C.S.T., at the Ramada Conference Center, 1202 West Clairemont Avenue, Eau Claire, Wisconsin. See the Notice of Meeting for the purposes of the meeting.

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed in the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock, par value $.01 per share (the "Common Stock"). Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy material to the beneficial owners of our Common Stock.

    Any proxy given in accordance with this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by giving written notice of revocation to our Secretary. The revocation notice may be given before the Annual Meeting, or a stockholder may appear at the Annual Meeting and give written notice of revocation before use of the proxy.

    We expect to mail this Proxy Statement, the Proxy and Notice of Meeting to stockholders on April 4, 2001.

VOTING OF SHARES

    Only holders of Common Stock of record at the close of business on March 23, 2001, will be entitled to vote at the Annual Meeting. On March 23, 2001, we had 4,180,145 shares of Common Stock outstanding. For each share of Common Stock that you own of record at the close of business on March 23, 2001, you are entitled to one vote on each matter voted on at the Annual Meeting. Holders of shares of Common Stock lack cumulative voting rights.

    Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock (2,090,073 shares) is required for a quorum to conduct business. In general, shares of Common Stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the card reflects votes withheld from the election of director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter. A card reflecting a broker non-vote is any that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter, because voting instructions have not been received and the broker has no discretionary authority to vote.

    Assuming a quorum is present, the six director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors. Therefore, votes withheld from the election of director nominees will be excluded entirely from the vote and will have no effect. The other proposal described in this Proxy Statement requires the approval of a majority of the shares voting in person or by proxy on that proposal. Shares voted as abstaining on this proposal will be treated as votes against the proposal. Shares represented by a proxy card including any broker non-vote on a matter will not be counted in determining whether that matter has been approved.

    Shares of Common Stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders but lacking any voting instructions will be voted in favor of the election of the director nominees. Such proxies will also be voted in favor of the other proposal described in this Proxy Statement. The proxies named on the proxy cards will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Proposal 1

Nomination

    Our Bylaws provide that the Board shall have at least one member, or a different number of members as may be determined by the Board of Directors or the stockholders. The Board of Directors has determined that there will be six directors elected at the Annual Meeting.

    The Board of Directors has nominated the six persons listed below. If elected, the individuals will serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors, and all were elected at last year's Annual Meeting of Stockholders.

    The Board recommends a vote FOR the election of each of the nominees listed below. The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast will be elected as directors. If, before the Annual Meeting, the Board learns that any nominee will be unable to serve because of death, incapacity or other unexpected occurrence, the proxies that would have been voted for the nominee will be voted for a substitute nominee selected by the Board. The proxies may also, at the Board's discretion, be voted for the remaining nominees. The Board believes that all nominees will be able to serve at the time of the Annual Meeting. No arrangements or understandings exist between any nominee and any other person under which such nominee was selected.

Information About Nominees

    The following information has been furnished to the Company by the respective nominees for director.

Names of Nominees	Age	Principal Occupation	Director Since
Randolph L. Marten	48	Our Chairman of the Board and President	1980
Darrell D. Rubel	56	Our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	1983
Larry B. Hagness	51	President of Durand Builders Service, Inc., Durand, Wisconsin	1991
Thomas J. Winkel	58	Management Consultant	1994
Jerry M. Bauer	49	President of Bauer Built, Incorporated, Durand, Wisconsin	1997
Christine K. Marten	45	Flight Attendant with Northwest Airlines	1998

Other Information About Nominees

    Randolph L. Marten has been a full-time employee of ours since 1974. Mr. Marten has been a Director since October 1980, our President since June 1986 and our Chairman of the Board since August 1993. Mr. Marten also served as our Chief Operating Officer from June 1986 until August 1998 and as a Vice President from October 1980 to June 1986.

    Darrell D. Rubel has been a Director since February 1983, our Chief Financial Officer since January 1986, our Treasurer since June 1986, our Assistant Secretary since August 1987 and our Executive Vice President since May 1993. Mr. Rubel also served as a Vice President from January 1986 until May 1993 and as our Secretary from June 1986 until August 1987.

    Larry B. Hagness has been a Director since July 1991. Mr. Hagness has been the President of Durand Builders Service, Inc., a retail lumber/home center outlet and general contractor, since 1978. Mr. Hagness has been an officer and owner of Main Street Graphics, a commercial printing company, since 1985.

    Thomas J. Winkel has been a Director since April 1994. Since January 1994, Mr. Winkel has been a management and financial consultant and private investor. From 1990 to 1994, Mr. Winkel was the majority owner, Chairman of the Board, Chief Executive Officer and President of Road Rescue, Inc., a manufacturer of emergency response vehicles. From 1966 to 1990, Mr. Winkel served in various professional capacities with Arthur Andersen & Co., the last six years as Managing Partner of its St. Paul office. Mr. Winkel has also served as a director of Featherlite, Inc. since 1994.

    Jerry M. Bauer has been a Director since January 1997. Mr. Bauer has been the President of Bauer Built, Incorporated since 1976. Bauer Built is a distributor of new and retreaded tires and related products and services throughout the Midwest, and a distributor of petroleum products in west central Wisconsin. Mr. Bauer has also served on the Boards of Directors of Security National Bank, Durand, Wisconsin, and Mason Shoe, Chippewa Falls, Wisconsin, since 1992 and 1999, respectively.

    Christine K. Marten has been a Director since September 1998. Ms. Marten has been a flight attendant with Northwest Airlines since 1978. Ms. Marten and Randolph L. Marten are siblings.

Additional Information About the Board of Directors

    Our Board of Directors held four meetings during 2000, and all of the directors attended 75% or more of the meetings. In addition, a special committee of the Board of Directors, consisting of Messrs. Hagness and Bauer, met one time during 2000, with both committee members in attendance.

    The Board of Directors has formed an Audit Committee and a Compensation Committee, both of which currently consist of three of our outside Board Members, Messrs. Hagness, Winkel and Bauer. The Board of Directors has not formed a Nominating Committee.

    The Audit Committee provides assistance to the Board to satisfy its fiduciary responsibilities for our accounting, auditing, operating and reporting practices. The committee recommends engagement of our independent public accountants, reviews and approves services performed by such accountants, including the results of the annual audit, reviews and evaluates the adequacy of our system of internal controls and internal audit procedures and performs other related duties delegated to it by the Board. During 2000, the Audit Committee met three times.

    The Compensation Committee reviews general programs of compensation and benefits for all of our employees. The committee makes recommendations to the Board about matters such as compensation for our officers, directors and key employees. The committee also serves as the disinterested administrator of our 1986 Incentive Stock Option Plan, our 1986 Non-Statutory Stock Option Plan and our 1995 Stock Incentive Plan. During 2000, the Compensation Committee met two times.

Audit Committee Report

    In accordance with its written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A, the Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities for the quality and integrity of the accounting, auditing, operating and reporting practices of the Company. The Company believes committee members are independent directors. In fulfilling its responsibilities regarding the audit process, the Audit Committee:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

  •
  reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

    Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

                      Larry B. Hagness
                      Thomas J. Winkel
                      Jerry M. Bauer

                      Members of the Audit Committee

Director Compensation

    We do not pay fees to directors who are our full-time employees, nor do we reimburse them for out-of-pocket expenses of attending Board or committee meetings. We generally pay directors who are not our full-time employees a fee of $500 for each Board or committee meeting attended, and reimburse them for out-of-pocket expenses of attending meetings. In 2000, Messrs. Hagness and Bauer each received $5,500, Mr. Winkel received $5,000 and Ms. Marten received $2,500 in cash compensation for serving on the Board. No other director received any cash compensation for services as a director in 2000.

    Once elected to the Board, each non-employee director receives an option to purchase 15,000 shares of Common Stock under our 1995 Stock Incentive Plan. These options become exercisable in equal installments of one-third of the total shares under the option on the first three anniversaries of the grant date, as long as the director remains a Board Member. In addition, each non-employee director receives an automatic grant of a non-qualified stock option to purchase 3,750 shares of Common Stock upon re-election to the Board by the stockholders. We issue these options at a per share exercise price equal to the fair market value of one share of Common Stock on the grant date. These options expire ten years from the grant date.

PRINCIPAL STOCKHOLDERS AND
BENEFICIAL OWNERSHIP OF MANAGEMENT

    The following table gives information on the beneficial ownership of our Common Stock as of February 2, 2001, unless otherwise indicated. The information is given by (a) each stockholder who we know to beneficially own more than 5% of our outstanding Common Stock, (b) each director, (c) each named executive officer and (d) all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Amount		Percent of Class
Randolph L. Marten 129 Marten Street Mondovi, WI 54755	1,928,825	(2)(3)	45.3%
Christine K. Marten 831 Jefferson Street Mondovi, WI 54755	589,575	(4)	14.0%
FMR Corp. 82 Devonshire Street Boston, MA 02109	447,700	(5)	10.7%
Heartland Advisors, Inc. 790 North Milwaukee Street Milwaukee, WI 53202	388,025	(6)	9.3%
Darrell D. Rubel	60,000	(7)	1.4%
Robert G. Smith	44,750	(8)	1.1%
Timothy P. Nash	30,500	(9)	*
Franklin J. Foster	30,500	(10)	*
Thomas J. Winkel	27,000	(11)	*
Jerry M. Bauer	26,250	(12)	*
Larry B. Hagness	24,750	(13)	*
All Directors and Executive Officers as a Group (11 persons)	2,772,375	(2)(3)(14)	61.8%

*
Less than 1% of the outstanding shares

(1)
Unless otherwise noted, all of the shares are held by individuals having sole voting and investment power for the shares shown. Shares not outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days, are treated as outstanding only when calculating the amount and percent owned by such person or group.

(2)
Roger R. Marten and Randolph L. Marten (both as "Individual Stockholders" and as "Voting Trustees"), Marten Transport, Ltd., and Darrell D. Rubel (as a "Voting Trustee") entered into a Stock Restriction Agreement dated September 19, 1986. Under this agreement, each of the Individual Stockholders agreed to dispose of any shares of Common Stock or interest under the Voting Trust Agreement, as defined in Note (3) below, (the "Shares"), only with the written consent of the other Individual Stockholder. If either Individual Stockholder wishes to dispose of any of his Shares, he must give the other Individual Stockholder and then Marten Transport, Ltd. a right of first refusal to purchase the Shares. The Shares would be purchased at the lower of the price offered or a price calculated under the Stock Restriction Agreement. Upon the bankruptcy of an Individual Stockholder or any levy against any of the Shares, the Individual Stockholder must also give this right of first refusal to the other Individual Stockholder and Marten Transport, Ltd.

(3)
Includes (a) 1,853,825 shares placed into the Marten Voting Trust (the "Trust") by Randolph L. Marten and (b) 75,000 shares that Mr. Marten may acquire under outstanding options. The shares placed into the Trust are under the terms of a Voting Trust Agreement dated February 14, 1983, as amended (the "Voting Trust Agreement"). The Voting Trust Agreement appointed Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro as Trustees of the Trust. The Trustees vote all of the shares under the Trust. The Trustees may vote on (a) an increase in our authorized stock, (b) the sale, lease or exchange of all or substantially all of our assets, (c) any consolidation or merger of Marten Transport, Ltd. with or into another corporation and (d) our dissolution, only with the consent of each beneficial owner of the shares to be voted. Other actions taken under the Marten Voting Trust require an affirmative vote of a majority of the Trustees. The Voting Trust Agreement expires on December 31, 2012, unless terminated earlier by the Trustees or the beneficial owners of the Common Stock held in the Trust. Effective May 4, 1993, Randolph L. Marten, as subscriber, and Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro, as trustees, entered into an Agreement Regarding Voting Trust Agreement. This agreement becomes effective if the Voting Trust Agreement terminates. This agreement covers all shares owned by Randolph L. Marten on May 4, 1993, and any shares he later acquires. This agreement has the same provisions about the voting of shares as the Voting Trust Agreement and also expires on December 31, 2012.

(4)
Includes 17,500 shares that Ms. Marten may acquire under outstanding options.

(5)
On February 14, 2001, FMR Corp. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2000, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., beneficially owned 447,700 shares. The shares were beneficially owned through the Fidelity Low-Priced Stock Fund (the "Fund"). The Board of Trustees of the Fund has sole voting power for all of the shares. The Fund, FMR Corp. (through its control of Fidelity) and Edward C. Johnson 3rd (Chairman of FMR Corp.) each has the sole power to dispose of the shares owned by the Fund. Mr. Johnson, and various Johnson family members and trusts for their benefit, may be considered, by their stock ownership and the execution of a shareholder's voting agreement, to form a controlling group of FMR Corp.

(6)
On January 23, 2001, Heartland Advisors, Inc. ("Heartland") reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2000, it beneficially owned 388,025 shares. Heartland has sole voting power for 43,900 of the shares and sole power to dispose of all of the shares. According to the filing, the shares beneficially owned by Heartland are held in investment advisory accounts of Heartland. The interests of one investment advisory account, Heartland Value Fund, amounts to more than 5% of the class. Heartland Value Fund is a series of Heartland Group, Inc., a registered investment company. The Schedule 13G/A also provides that of the 388,025 shares reported, 335,000 shares also may be deemed beneficially owned by William J. Nasgovitz as a result of his position as an officer and director of Heartland Group, Inc., which position could be deemed to confer upon him voting power over the shares Heartland Group, Inc. beneficially owns.

(7)
Does not include 1,853,825 shares placed into the Trust, of which Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro are Trustees. See Notes (2) and (3) above. Includes 37,500 shares that Mr. Rubel may acquire under outstanding stock options.

(8)
Consists of 44,750 shares that Mr. Smith may acquire under outstanding options.

(9)
Consists of 30,500 shares that Mr. Nash may acquire under outstanding options.

(10)
Consists of 30,500 shares that Mr. Foster may acquire under outstanding options.

(11)
Includes 26,250 shares that Mr. Winkel may acquire under outstanding options.

(12)
Consists of 26,250 shares that Mr. Bauer may acquire under outstanding options.

(13)
Includes 11,250 shares that Mr. Hagness may acquire under outstanding options.

(14)
Includes a total of 309,500 shares that directors and executive officers may acquire under outstanding options.

COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation

    The following table shows cash and non-cash compensation for each of the last three years awarded to or earned by our named executive officers.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	All Other Compensation(2)
Randolph L. Marten Chairman and President	2000 1999 1998	$300,000 300,000 300,000	$30,000 60,000 150,000	$3,962 6,688 —	$2,625 2,500 346
Darrell D. Rubel Executive Vice President, Chief Financial Officer and Treasurer	2000 1999 1998	142,000 142,000 142,000	13,000 26,000 65,000	3,962 3,633 —	90,413 78,775 71,903
Robert G. Smith Chief Operating Officer	2000 1999 1998	172,224 165,600 132,692	17,222 33,120 66,346	855 997 —	1,722 1,650 144
Timothy P. Nash Executive Vice President of Sales and Marketing	2000 1999 1998	172,224 165,600 160,000	17,222 33,120 80,000	1,828 2,186 1,289	1,722 1,654 185
Franklin J. Foster Vice President of Finance	2000 1999 1998	129,168 124,200 120,000	12,917 24,840 60,000	— — 607	1,292 1,240 138

(1)
All compensation in this column for Mr. Marten is the value of vacations paid for on behalf of Mr. Marten in 2000, 1999 and 1998. All compensation in this column for Mr. Rubel is the value of vacations paid for on behalf of Mr. Rubel in 2000 and 1999. All compensation in this column for Mr. Smith in 2000 and 1999, Mr. Nash in 2000, 1999 and 1998 and Mr. Foster in 1998 are reimbursed personal travel expenses.

(2)
The compensation for Mr. Rubel is the amount added to a deferred compensation account in 2000, 1999 and 1998. See "Compensation and Other Benefits—Employment Agreement." All other compensation in this column is Marten's contribution to our 401(k) plan in 2000, 1999 and 1998.

Option Grants and Exercises in 2000

    The following tables provide information for 2000 regarding our named executive officers' options to purchase shares of our Common Stock.

Option/SAR Grants in 2000

Name	Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in 2000 (%)	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value (1)($)
Robert G. Smith	2,500	2.8	14.75	1/24/10	18,175
Timothy P. Nash	2,500	2.8	14.75	1/24/10	18,175
Franklin J. Foster	2,500	2.8	14.75	1/24/10	18,175

(1)
The grant date present value was estimated using the Black-Scholes option pricing model with the following assumptions: 7 year expected option life, 6.6% risk-free interest rate, 33.0% expected stock price volatility and no expected dividend payments.

Aggregated Option/SAR Exercises in 2000 and
December 31, 2000 Option/SAR Values

			Securities Underlying Unexercised Options/SARs at December 31, 2000(1)(#)		Value of Unexercised In-the-money Options/SARs at December 31, 2000(2)($)
	Shares Acquired on Exercise
		Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Randolph L. Marten	—	—	75,000	—	—	—
Darrell D. Rubel	—	—	37,500	—	—	—
Robert G. Smith	—	—	44,250	2,500	44,282	—
Timothy P. Nash	—	—	30,000	2,500	—	—
Franklin J. Foster	—	—	30,000	2,500	—	—

(1)
The exercise price may be paid in cash or, at the Compensation Committee's option, in shares of our Common Stock valued at fair market value on the exercise date.

(2)
Based on the closing sale price on December 31, 2000 of $11.9375.

Employment Agreements

    On May 1, 1993, we entered into a ten-year Employment Agreement with Darrell D. Rubel to employ Mr. Rubel as our Executive Vice President, Chief Financial Officer and Treasurer. We entered into this Employment Agreement to retain the long-term services of Mr. Rubel. This agreement also gave us stability due to the failing health of Roger R. Marten, who was our Chief Executive Officer until his death in August 1993. Mr. Rubel is paid annual cash compensation of $192,000, after considering the January 27, 1999, amendment discussed below, with $142,000 currently paid in base salary and $50,000 added to a deferred compensation account for Mr. Rubel. Our Board may increase but not decrease the base salary and the deferred compensation. The deferred compensation is added to a special account for Mr. Rubel in equal amounts of $25,000 on June 30 and December 31 of each year, as long as Mr. Rubel is a current employee. Beginning January 1, 1998 and for each following year, Mr. Rubel can direct a percentage of his compensation, less than or equal to 40%, to be added to the deferred account. The balance in the deferred account vests at an annual rate of 20% beginning on December 31, 1993. Mr. Rubel now has a fully vested interest in all amounts in the deferred account. If we terminate the agreement before it expires without "cause" and for other than the death or disability of Mr. Rubel, or Mr. Rubel terminates the agreement for "good reason," we must pay Mr. Rubel a lump sum amount. The amount is calculated as (a) the present value of his current base salary for a five year period and (b) the balance of the deferred account plus an amount equal to five times the current annual amount that we would have added to the deferred account. The agreement prevents

Mr. Rubel from competing with us for a one year period after his employment terminates. The agreement also requires Mr. Rubel to assign inventions to us and to keep our proprietary information confidential. On January 27, 1999, we amended this agreement in recognition of the services and benefits provided by Mr. Rubel. We agreed to pay to Mr. Rubel an additional amount of $1,000 per month for the sixty-month period beginning on January 1, 1998. Mr. Rubel is not required to remain a current employee to receive this additional compensation.

Compensation Committee Report on Executive Compensation

    The functions of the Compensation Committee of the Board of Directors are to:

  •
  establish overall compensation policies that are consistent with our strategic objectives;

  •
  assess the performance of executive officers in developing and executing our strategic objectives;

  •
  ensure that executive compensation is appropriate in light of both individual and our Company's performance; and

  •
  make recommendations to the Board of Directors about the compensation of our executive officers and other key employees.

    The purposes of our executive compensation policy are to attract, motivate, retain and reward executive officers and other key personnel. The objective is for the personnel to consistently produce superior results over the long term to provide value to our stockholders. Our overall executive compensation program is designed to:

  •
  provide a "team" approach where officers and key employees with differing functional responsibilities work together to achieve our overall strategic objectives;

  •
  create a performance-based environment with variable compensation based upon achieving annual and long-term business results;

  •
  focus management on maximizing stockholder value through stock-based compensation aligned to stockholder returns;

  •
  provide compensation opportunities depending upon the Company's performance relative to its competitors and changes in the Company's performance over time; and

  •
  ensure that our compensation program is competitive in our industry.

    Consistent with these objectives, the Company's executive compensation program consists of the following components:

  •
  base salary

  •
  annual incentive compensation

  •
  stock-based compensation

    Effective for calendar year 1998, we adjusted the base salary for all of the executive officers. We considered the following: (a) each executive's experience, level of responsibility and performance; (b) salaries for comparable positions with similar companies in the industry; and (c) internal comparability. The comparable companies selected included publicly traded long-haul truckload carriers. The committee believes that the base salaries of its executive officers are on the moderate side of being competitive in its industry.

    Base salaries for the executive officers for calendar 1999 and 2000, excluding Mr. Marten and Mr. Rubel, have been increased approximately 4%. In addition, Mr. Smith's base salary was increased in 1999 commensurate with his promotion to Chief Operating Officer of the Company.

    The Company's incentive compensation program for its executive officers provides for bonuses of up to 50% of annual base compensation if the Company exceeds its targeted earnings per share ("EPS"). If the Company's performance is no more than 4% below its targeted EPS, each officer will accrue a bonus of 5% of annual base compensation and if the performance is 105% or more of its targeted EPS, each officer will accrue a bonus of 50% of annual base compensation. Bonuses are prorated for Company performance falling between these achievement percentages. Each executive officer has the opportunity to earn an additional discretionary bonus of up to 10% of annual base compensation based upon achieving certain individual performance objectives. For the year ended December 31, 2000, the Company did not achieve its targeted EPS and, accordingly, no bonuses were earned under the incentive compensation program. The executive officers did, however, earn discretionary bonuses of from 7.5% to 10% of their individual base compensation for the year ended December 31, 2000. Bonuses are paid in the calendar year following the year in which they are earned.

    The third component of our executive compensation program consists of stock-based compensation. The Company awards stock options to align the interests of its executive officers and key personnel with those of its stockholders and to increase the long-term value of the Company. Through deferred vesting, this component of the Company's compensation program creates an incentive for individuals to remain with the Company. In the past, our executive officers have been granted, on the date of their initial election as an officer, an option to purchase 22,500 shares of Common Stock. In addition, stock options are granted to our executive officers and key personnel from time to time based primarily upon the individual's actual and/or potential contribution and the Company's financial performance. To date, all stock options have been granted at or above fair market value. Generally, such options vest over a period of several years.

    The committee believes that its approach to executive compensation will provide competitive base compensation, establish strong incentive to achieve our strategic objectives and align the executives' interests with those of the stockholders.

Larry B. Hagness
Thomas J. Winkel
Jerry M. Bauer
Members of the Compensation Committee

Comparative Stock Performance

    The graph below compares the cumulative total stockholder return on our Common Stock with The Nasdaq Stock Market index and the SIC code 4213 (trucking, except local) line-of-business index for the last five years. Media General Financial Services prepared the line-of-business index. The graph assumes $100 is invested in our Common Stock, The Nasdaq Stock Market index and the line-of-business index on December 31, 1995, with reinvestment of dividends.

Compare 5-Year Cumulative Total Return
Among Marten Transport, Ltd., The
Nasdaq Stock Market Index and SIC Code Index

COMPANY/INDEX/MARKET	12/29/1995	12/31/1996	12/31/1997	12/31/1998	12/31/1999	12/29/2000
Marten Transport	100.00	83.33	134.09	120.39	116.99	108.47
Trucking, Except Local	100.00	94.46	136.50	131.32	126.89	135.15
NASDAQ Market Index	100.00	124.27	152.00	214.39	378.12	237.66

CERTAIN TRANSACTIONS

    Jerry M. Bauer is the President and a stockholder of Bauer Built, Incorporated ("BBI"), which supplies us with new and retreaded tires, related tire services, and petroleum products. Merchandise and services BBI supplies to us are billed either directly or through national account programs. In 2000, we purchased approximately $2,200,000 in goods and services from BBI. Other than any benefit received from holding stock in BBI, Mr. Bauer receives no compensation or other benefits from our business with BBI.

    Larry B. Hagness is the President and owner of Durand Builders Service, Inc. and is an officer and owner of Main Street Graphics. During 2000, we paid Durand Builders Service, Inc. approximately $151,000 for various construction projects and Main Street Graphics approximately $85,000 for printing services. Other than any benefit received from his ownership of these two companies, Mr. Hagness receives no compensation or other benefits from these transactions.

    We believe that the above transactions are at rates and on terms which are not more favorable than could have been obtained from unaffiliated third parties.

SELECTION OF INDEPENDENT AUDITORS

Proposal 2

    The Board of Directors has approved the selection of Arthur Andersen LLP as independent auditors to examine our accounts for 2001, and to perform other appropriate accounting services. Arthur Andersen LLP has been our independent auditor since 1986.

    Although not required to do so, the Board of Directors wishes to submit the selection of Arthur Andersen LLP to the stockholders for confirmation. The Board recommends a vote FOR the confirmation of Arthur Andersen LLP as our independent auditor for 2001. Unless a different choice is given, proxies received by the Board will be voted FOR the confirmation of Arthur Andersen LLP. If the selection of Arthur Andersen LLP is not confirmed, the Board of Directors will reconsider its selection.

    We have requested and expect a representative of Arthur Andersen LLP to attend the Annual Meeting to make a statement and to answer any questions.

AUDIT FEES

    We were billed $77,500 by Arthur Andersen LLP for auditing services rendered for the year ended December 31, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of our Common Stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file. To our knowledge, our directors, executive officers and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

PROPOSALS FOR THE NEXT ANNUAL MEETING

    Stockholder proposals intended to be presented in our proxy materials for the next Annual Meeting of Stockholders must be received by December 8, 2001 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

    A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by February 19, 2002. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

OTHER BUSINESS

    This Proxy Statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the Board for other business, if any, that may properly come before the Annual Meeting.

ANNUAL REPORT

    A copy of our 2000 Annual Report to Stockholders has been sent with this Notice of Annual Meeting and Proxy Statement. The Annual Report describes our financial condition as of December 31, 2000.

    A COPY OF OUR 2000 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) IS AVAILABLE TO ANY STOCKHOLDER AS OF MARCH 23, 2001, BY WRITING TO: MARTEN TRANSPORT, LTD., 129 MARTEN STREET, MONDOVI, WISCONSIN 54755, ATTENTION: DARRELL D. RUBEL, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

Randolph L. Marten Chairman of the Board and President

APPENDIX A
MARTEN TRANSPORT, LTD.
AUDIT COMMITTEE CHARTER

Organization of Committee

    The Audit Committee ("Committee") is a standing committee of the Board of Directors of Marten Transport, Ltd. (the "Company"). The Committee is to be composed of at least three independent directors who shall serve at the pleasure of the Board of Directors. Each member shall be free of any relationship that, in the opinion of the Board of Directors, would interfere in any way with their exercise of independent judgment as a Committee member. Each member of the Committee must be financially literate and at least one member must have accounting or related financial management expertise.

    The Chair and the members of the Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

Statement of Policy

    The Committee shall provide assistance to the Company's Board of Directors in fulfilling their oversight responsibility to the Company's shareholders, potential shareholders, the investment community and other constituents, relating to corporate accounting and reporting practices of the Company, and the quality and integrity of the Company's financial reports. In doing so, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor, and the financial management of the Company.

Committee Responsibilities

    In meeting its responsibilities, the Committee believes its policies and procedures should remain flexible to best react to changing conditions and to ensure to the directors and shareholders that the Company's accounting and reporting practices are in accordance with all professional requirements and are of the highest quality. In fulfilling its responsibilities, the Committee will:

  •
  Review, select, evaluate and replace, if necessary, the independent auditor.

  •
  Ensure that the independent auditor submits a formal written statement regarding relationships and services which may impact independence and discuss any relevant matters with the auditors.

  •
  Meet at least two times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

  •
  Inquire of management and the independent auditor, who is ultimately accountable to the Committee and the Board of Directors, about significant risks or exposures and assess the steps management has taken to mitigate such risks to the Company and its related entities.

  •
  Meet with the independent auditor and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditor. Review with the independent auditor and financial management the status of the prior year's audit recommendations.

  •
  Review with the independent auditor and financial and accounting personnel, the adequacy and effectiveness of the internal accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are necessary or desirable. Particular

A-1

    emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee should periodically review the Company policy statements to determine their adherence to the code of conduct and/or conflict of interest statement.

  •
  Review with management and the independent auditor the financial statements contained in the annual report to shareholders to determine that the independent auditor is satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review the nature and extent of any significant changes in accounting principles or the application thereof.

  •
  Review filings with the SEC and other published documents containing the Company's financial statements and consider whether the information contained in those documents is consistent with the information contained in the financial statements.

  •
  Provide sufficient opportunity for the independent auditor to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditor's evaluation of the quality of the Company's financial and accounting personnel, and the cooperation that the independent auditor received during the course of the audit.

  •
  Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at the Committee meeting with, the Board of Directors.

  •
  Investigate any matter brought to the Committee's attention within the scope of its responsibilities, with the power to retain outside counsel, accountants or others for this purpose if, in the judgment of the Committee, that is appropriate.

  •
  The Committee shall perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

A-2

Marten Transport, Ltd.

1.
ELECTION OF DIRECTORS

/ /	FOR all nominees listed below (except as marked to the contrary below)	/ /	WITHHOLD all nominees listed below
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.)
RANDOLPH L. MARTEN	DARRELL D. RUBEL	LARRY B. HAGNESS
THOMAS J. WINKEL	JERRY M. BAUER	CHRISTINE K. MARTEN
2.
PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

  / /  FOR            / /  AGAINST            / /  ABSTAIN

3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposal 2 and for all nominees named in Proposal 1 above. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated:	, 2001

Signature
Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Marten Transport, Ltd.
This Proxy is solicited by the Board of Directors

    The undersigned hereby appoints RANDOLPH L. MARTEN and DARRELL D. RUBEL, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Marten Transport, Ltd. held of record by the undersigned on March 23, 2001, at the Annual Meeting of Stockholders to be held on May 8, 2001, and at any adjournments thereof.

QuickLinks

VOTING OF SHARES
ELECTION OF DIRECTORS Proposal 1
PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT
COMPENSATION AND OTHER BENEFITS
Summary Compensation Table
Option/SAR Grants in 2000
Aggregated Option/SAR Exercises in 2000 and December 31, 2000 Option/SAR Values
Compare 5-Year Cumulative Total Return Among Marten Transport, Ltd., The Nasdaq Stock Market Index and SIC Code Index
CERTAIN TRANSACTIONS
SELECTION OF INDEPENDENT AUDITORS Proposal 2
AUDIT FEES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER BUSINESS
ANNUAL REPORT
APPENDIX A MARTEN TRANSPORT, LTD. AUDIT COMMITTEE CHARTER
Marten Transport, Ltd.
Marten Transport, Ltd. This Proxy is solicited by the Board of Directors